Exhibit 15.2

28 January 2025

SU Group Holdings Limited

7/F, The Rays

71 Hung To Road, Kwun Tong

Kowloon, Hong Kong

Dear Sirs

Re: SU Group Holdings Limited (the “Company”) - Consent of Watson Farley & Williams LLP

We consent to the reference to our firm’s name under the heading “Item 3 – Key Information – Our Corporate Structure and Certain Financial Conditions - Cash Transfer, Cash Management and Dividend Distribution” and “Item 4 – Information of the Company – 4.B. Business Overview – Regulations – Regulations in Hong Kong” in the Company’s Annual Report on Form 20-F for the fiscal year ended September 30, 2024, which will be filed with the Securities and Exchange Commission (the “SEC”) on 28 January 2025 (the “Annual Report”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the SEC thereunder.

Yours faithfully

/s/ Watson Farley & Williams LLP

Watson Farley & Williams LLP